Exhibit 99.1

TRANSDIGM ANNOUNCES COMPLETION OF THE ACQUISITION OF CEF INDUSTRIES

Cleveland, Ohio, May 7, 2008—TransDigm Group Incorporated (NYSE: TDG) announced today that it has completed the purchase of the outstanding common stock of CEF Industries (“CEF”) for approximately $83 million in cash pursuant to the previously announced Stock Purchase Agreement among TransDigm Inc., CEF and the stockholders of CEF. CEF is located in Addison, Illinois and has been a supplier of proprietary, highly engineered components to the defense and commercial aerospace industries for many years. The company has annual revenue of over $30 million and employs approximately 130 employees.

CEF designs and manufactures specialized and highly engineered mechanical & electromechanical actuators, compressors, pumps and related components. The majority of the company’s revenues are military related with the C-130 production program and worldwide installed base being the largest single platform. Other platforms include the V22, Joint Strike Fighter, A380, A320, A330/340, F-15, C-17, as well as certain regional and business jets. Major customers include Lockheed-Martin, the U.S. government, Airbus, Boeing, Embraer, and United Technologies.

TransDigm Group Incorporated, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, mechanical/electromechanical actuators and controls, gear pumps, engineered connectors, specialized valving, power conditioning devices, engineered latches and cockpit security devices, specialized AC/DC electric motors, lavatory hardware and components, hold open rods and locking devices, aircraft audio systems, NiCad batteries/chargers, and specialized fluorescent lighting and cockpit displays.

CONTACT:

Sean Maroney

Investor Relations

216.706.2945

ir@transdigm.com